Exhibit 5.1

ONE BISCAYNE TOWER, 21ST FLOOR 2 SOUTH BISCAYNE BOULEVARD MIAMI, FLORIDA 33131-1811 TELEPHONE: 305.373.9400 FACSIMILE: 305.373.9443 www.broadandcassel.com

June 30, 2008

Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, FL 33172

Re:	Perry Ellis International, Inc. (the “Company”)
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for the Company with respect to the preparation and filing with the U.S. Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Form S-8”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). You have requested our opinion with respect to the issuance of up to 2,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), either: (a) issuable under the 2008 amendments to the Perry Ellis International, Inc. 2005 Long-Term Incentive Compensation Plan (the “2005 Original Plan”) (the 2005 Original Plan as amended and restated is hereafter referred to as the “2005 Plan”) (the 2008 amendments to the 2005 Original Plan are hereafter referred to as the “2008 Amendments”), or (b) issuable upon the reoffer and resale of Common Stock received in respect of grants made, or to be made, under the 2008 Amendments or the 2005 Original Plan (prior to amendment and restatement).

As counsel to the Company, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinions expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on, and subject to the foregoing, we are of the opinion that the shares of Common Stock being registered on the Form S-8 will, once issued in accordance with the terms of the 2005 Plan, or reoffered and resold pursuant to the reoffer prospectus contained in the Form S-8, be legally issued, and fully paid and non-assessable.

In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of Florida, and we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein.

This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions, dated April 8, 1991, as amended and supplemented, issued by the Business Law Section of The Florida Bar (the “Report”). The Report is incorporated by reference into this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Form S-8 and to the use of our name under the heading “Legal Matters” contained in the reoffer prospectus included in the Form S-8. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

BROAD AND CASSEL

/s/ Broad and Cassel